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                                                         EXHIBIT 11.01


           COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                   Year Ended            Year Ended
                                December 31, 1996     December 31, 1995
                                -----------------     -----------------

Net income (loss)                  $ 1,410,800          $ (1,232,187)
                                   ===========          ============
Weighted average number
of shares outstanding:

Common stock                         5,930,599             2,987,199

Common stock equivalents:

 Convertible preferred shares        1,299,510             2,367,424

 SAB 83 Calculation                    182,430               578,716

 Warrants                                  556                     0

 Options                               367,525                     0
                                   -----------           -----------
                                     7,780,620             5,933,339
                                   ===========           ===========

Net income (loss) per share            $  0.18               $ (0.21)
                                       =======               =======